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                                                                   EXHIBIT 10.38


                             JOINT VENTURE CONTRACT

                 THIS JOINT VENTURE CONTRACT (the "Contract") is made as of March 28, 1996 by and between GTS TRANSPACIFIC VENTURES LIMITED, a United States corporation duly incorporated in the State of Delaware, having offices at 1751 Pinnacle Drive, North Tower 12th Floor, McLean, Virginia 22102, U.S.A. (Legal Representative: Gerald W. Thames; Title: Chairman of the Board) ("GTS"), and SHANGHAI INTELLIGENCE ENGINEERING, INC., a legal person duly established under the laws of the People's Republic of China (the "PRC"), having registered offices at 63 Xishi Street, Wanggang, Pudong, Shanghai 200080, the People's Republic of China (Legal Representative: Yang Xianfan; Title: Chairman of the Board) ("SIE"). GTS and SIE are referred to collectively as "the Parties" and individually as a "Party".

                                    RECITALS

                 A. GTS and certain of its affiliates are U.S. companies which have substantial experience and expertise in the provision of telecommunications equipment, systems, engineering and consulting services, and in the provision of technical support in the telecommunications field.

                 B. SIE is a PRC limited liability company under the Shanghai Construction Commission mainly engaged in computers and telecommunications.

                 C. GTS and SIE propose to combine and make full use of their respective strengths and expertise through an equity joint venture operating in Shanghai, PRC, for the purposes of providing Chinese companies and other organizations with telecommunications engineering and consulting services and technical support for the operation of telecommunications facilities in the PRC.

              NOW THEREFORE, GTS and SIE hereby agree as follows:

I. FORMATION OF THE EQUITY JOINT VENTURE

                 GTS and SIE shall forthwith form an equity joint venture limited liability company pursuant to the "Law of the People's Republic of China on Joint Ventures Using Chinese and Foreign Investment" and the implementing regulations promulgated thereunder

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(collectively, the "Joint Venture Law") and other relevant PRC laws and regulations to be known as Shanghai Global Intelligent TeleSystems Co., Ltd. (the "JVC"). The JVC shall be organized as follows:

                          1.      Duration. The duration of the JVC shall be
twenty (20) years, after which it shall continue by mutual agreement unless terminated by written notice by either SIE or GTS to the other Party twelve
(12) months prior to the expiration of the term or unless terminated pursuant to Article VI or by mutual agreement of the Parties.

                          2.      Scope of Business. The scope of business of
the JVC shall include, without limitation:

                          (a) construction with capital injection of telecommunications engineering projects and facilities, including, without limitations mobile telecommunications, cable communications, radio communications, CATV and other telecommunications networks and the provision of engineering services and support in connection with such projects and facilities;

                          (b) telecommunications networks system design and system integration, installation and maintenance of telecommunications equipment and network systems, engineering management of telecommunications projects, and provision of consulting services and technical training in connection with the operation of network systems;

                          (c)     purchasing, selling, manufacture and
                 maintenance of telecommunications equipment; and

                          (d) development of related telecommunications businesses outside China.

                          3.      Purpose. The purpose of the JVC is to
acquire, own, sell and operate property, enter into contracts, hire personnel, and undertake and conduct all other lawful activities necessary for or incidental to the scope of business set forth in Article 1.2. of this Contract.

           4.      Total Amount of Investment and Registered Capital.

                          (a) The total amount of investment in the JVC shall be the equivalent of Nine Million U.S. Dollars (US$9,000,000). The registered capital of the JVC shall be the equivalent of Five Million U.S. Dollars (US$5,000,000) ("Registered Capital").

                          (b) The JVC's sources of equity and financing shall
                 include the following:

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                 (i)      GTS shall contribute Four Million U.S. Dollars
                          (US$4,000,000) to the Registered Capital (the "GTS Contribution"), representing Eighty Percent (80%) of the Registered Capital of the JVC.

                 (ii) SIE shall contribute One Million U.S. Dollars (US$1,000,000) to the Registered Capital (the "SIE Contribution"), representing Twenty Percent (20%) of the Registered Capital of the TVC.

                 (iii) Additional funds (other than the Registered Capital) for capital investment and/or operating needs shall be obtained by the JVC at such time and in such manner as the Board of Directors (as defined below) shall determine.

                 (iv) Any borrowing by the JVC shall conform with the debt-to-equity ratio required pursuant to applicable law.

     (c) The Parties shall make their subscribed contributions to the Registered Capital according to the following schedule:

                 (i) GTS shall contribute the sum of Two Million U.S. Dollars (US$2,000,000) to the Registered
                          Capital, representing Fifty Percent (50%) of its subscribed contribution, within two (2) weeks after the date (the "Issuance Date") on which the JVC is issued a business license by the Shanghai branch of the State Administration of Industry and Commerce of the PRC. Any preparatory expenses advanced to SIE by GTS pursuant to Article III.1. (a) of this Contract shall be credited towards the contributions to be made by GTS in accordance with this Article 1.4.(c)(i).

                 (ii) SIE shall contribute the sum of One Million U.S. Dollars (US$1,000,000) to the Registered
                          Capital, representing One Hundred Percent (100%) of its subscribed contribution, within Four (4) weeks after the Issuance Date.

                 (iii) GTS shall make its remaining subscribed contribution to the Registered Capital at such times and in such manner as the Board of Directors (as defined below)
                          shall determine;     provided, however, that GTS
                          shall have completed its contributions to the Registered Capital prior to the third anniversary of the Effective Date (as defined in Article IX.).

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                 5.       Sharing of Profits, Risks and Losses. The profits,
risks and losses of the JVC shall be shared by the Parties in proportion to their contributions to the Registered Capital. Following their respective contributions to the Registered Capital, GTS shall own Eighty Percent (80%) of the equity of the JVC and SIE shall own Twenty Percent (20%) of the equity of the JVC.

                 6. Registered Address. The JVC shall be located and registered at 63 Xishi Street, Wanggang, Pudong, Shanghai, PRC.

                 7. Articles of Association. The Articles of Association of the JVC shall be substantially in the form of Exhibit A hereto.

II.      GOVERNANCE

                 1. Board of Directors.

                 (a) The date of registration of the JVC shall be the date of the establishment of the Board of Directors.

                 (b) Subject to the provisions of the Joint Venture Law, all the powers of the JVC shall be exercised by or under the authority of the board of directors ("Board of Directors"). The business and affairs of the JVC shall be managed under the direction of the Board of Directors. The Board of Directors shall consist of five (5) directors, of which three (3) shall be appointed by GTS, and two (2) shall be appointed by SIE. One of the directors appointed by GTS shall serve as Chairman of the Board of Directors. The term of office for the directors and the Chairman is four years; their term of office may be renewed by the appointing Party. A director may be removed by the Party who appointed such director and replaced by a successor director appointed by such Party.

                 (c) The highest authority of the JVC shall be the Board of Directors. It shall decide all major issues concerning the JVC. Unanimous approval shall be required before any decisions are made concerning the following major issues:

                 (1)      Amendment of the Articles of Association.

                 (2)      Termination and dissolution of the JVC.

                 (3) Increase or assignment of the registered capital of the JVC.

                 (4)      Merger of the JVC with other economic organizations.

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                 (5)      Loans with a principal amount in excess of Two
                          Hundred Thousand U.S. Dollars (US$200,000).

                 Decisions with respect to all other matters shall require a simple majority of the directors in attendance at a duly constituted meeting of the Board of Directors.

                 2. Officers. The JVC shall have a General Manager and three Deputy General Managers in charge of the management of the day-to-day operations of the JVC.

                 (a) The General Manager of the JVC shall be appointed by GTS. Such appointment shall be ratified by the Board of Directors. The General Manager shall be the chief operating officer of the JVC and, subject to the direction and control of the Board of Directors, shall have general charge and supervision over the property, business, and affairs of the JVC.

                 (b) The three Deputy General Managers of the JVC shall be: one Deputy General Manager in charge of Engineering and Operations, to be appointed by SIE; one Deputy General Manager in charge of Marketing and Sales to be appointed by SIE; and one Deputy General Manager in charge of Finance and Administration to be appointed by GTS. The Deputy General Managers shall assist the General Manager in the management of the day-to-day operations of the JVC.

                 (c) Personnel assigned to the JVC by the Parties to work or provide services for the JVC shall be at the expense of the JVC. Plans for appointment of such personnel shall be subject to the review and approval of the Board of Directors.

                 3.      Financial Affairs and Accounting.

                 (a)     All appropriate accounting records and
         statements of the JVC shall be prepared and kept in both the Chinese and English languages and in accordance with PRC Generally Accepted Accounting Principles. To satisfy GTS's reporting requirements in the U.S. and the JVC's need to obtain loans outside China, such accounting records and statements shall be simultaneously converted to separate records and statements that are consistent with United States Generally Accepted Accounting Principles.

                 (b) The Board of Directors shall select a certified accountant from an internationally recognized accounting firm registered in China to be the auditor of the JVC, to examine and verify the accounts and books of the JVC and to submit to the Board of Directors and the General Manager of the JVC a signed audit report. The methodologies used by such certified accountant must satisfy the requirements of both parties.

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                 (c)      The JVC shall prepare and provide to GTS on a timely
         basis such information as may be requested by GTS for purposes of its income tax and its other obligations and filings in the United States.

                 (d) Each Party may review the accounts and books of the JVC. The expenses of such review shall be paid by the Party conducting the review.

                 (e) The fiscal year of the JVC shall be from January 1 through December 31.

III.     RESPONSIBILITIES OF PARTIES

                 1. Responsibilities of GTS. GTS shall be responsible for the following:

                 (a) Advance Two Hundred Thousand U.S. Dollars (US$200,000) to SIE prior to the Effective Date as preparatory expenses for SIE to conduct any preparatory work deemed necessary or advisable by the Parties in connection with the formation of the JVC.

                 (b) Contribute its subscribed amount of the Registered Capital according to the schedule in Article I.4. of this Contract.

                 (c) Provide technical personnel needed by the JVC for performing its agreements with telecommunication companies.

                 (d) Provide business management and financial expertise to the JVC.

                 (e)      Train technical personnel and workers of the JVC.

                 (f)      Handle other matters entrusted by the JVC.

  2.     Responsibilities of SIE. SIE shall be responsible for the following:

                 (a) Conduct any preparatory work deemed necessary or advisable by the Parties in connection with the formation of the JVC. In the event that for any reason the JVC has not been issued a business license within eight (8) weeks of the date hereof, SIE shall reimburse GTS for any preparatory expenses advanced to SIE by GTS pursuant to Article III 1. (a) of this Contract.

                 (b) Contribute its subscribed amount of the Registered Capital according to the schedule in Article I.4. of this Contract.

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                 (c)      Use its best efforts to assist the JVC to enter into
        agreements with SIE's subsidiaries and/or affiliates for construction with capital injection and. the provision of telecommunications engineering and other services.

                 (d) Handle applications to the relevant PRC government authorities by the JVC for approval, registration, business licenses and other matters in connection with the formation of the JVC.

                 (e) Assist the JVC in recruiting Chinese management personnel, technical personnel, workers and other personnel.

                 (f) Assist in obtaining entry visas for GTS personnel assigned to work for the JVC.

                 (g) Assist GTS personnel assigned to work for the JVC to adjust to life in China.

                 (h) Assist the JVC in obtaining all favorable tax treatment and other benefits available to the JVC under PRC laws and regulations.

                 (i)      Handle other matters entrusted by the JVC.

IV.     REPRESENTATIONS AND WARRANTIES

                 Each of the Parties represents and warrants to the other as to the following:

                 1. Valid Existence. It is the type of entity indicated in the first paragraph of this Contract, duly formed and validly existing under the laws of the place of incorporation indicated in the first paragraph of this Contract, that it has complied with and performed all its material legal and statutory obligations and that it has the power under its constitutive documents to execute and deliver this Contract; and to perform its obligations under this Contract.

                 2. Due Authorization Validity. The execution of this Contract by its undersigned representative and the delivery and performance by it of this Contract:

                 (a) have been duly authorized by all necessary action and do not violate any applicable law, statute, rule, regulation, order, ordinance, or requirement of any governmental entity of the jurisdiction which governs it;

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                 (b)      do not and shall not result in the breach of, or
         constitute a default under, or require the consent under, its constitutive documents or any indenture, bank loan or credit arrangement, mortgage, or other agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected; and

                 (c) shall constitute its valid, binding and enforceable obligation in accordance with the terms of this Contract.

V.       COVENANTS

                 1. Pre-emptive Right. For so long as (i) this Contract remains in effect and (ii) either SIE or GTS remains a Party to the JVC, if SIE obtains the right to participate, engage or invest in a mobile telecommunications business, project or entity in the PRC, SIE shall accord GTS a pre-emptive right to participate, engage or invest in such business, project or entity under the same conditions.

                 2.       Confidentiality.

                 (a) All telecommunications-related technology, know-how, trade secrets and proprietary and other information belonging to any Party and made available to the JVC ("Confidential Information") shall continue to be the property of the Party making such available to the JVC, and shall be used by the other Party exclusively for the purposes of the business of the JVC, unless the Party making Confidential Information available to the JVC provides its express prior written permission for use by the other Party for any purpose other than the business of the JVC.

                 (b) Each Party who has received Confidential Information shall, and shall require that its employees, agents, consultants or other representatives shall, keep confidential and use all Confidential Information only for the benefit of the JVC, and preserve all Confidential Information for the benefit of the Party which provided the Confidential Information.

                 (c) The term of "Confidential Information" shall not include information which: (i) is generally available to the public, other than through disclosure by a Party; (ii) is rightfully obtained from a third party without restriction of confidentiality; (iii) is released in writing from the obligation of confidentiality by the Party to which such information belongs; or (iv) is required to be disclosed by law or judicial process.

                  3. Press Releases; Announcements. No Party shall make any formal press release, public announcement, news release, or other form of publicity relating to the JVC or

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its business, without prior consultation with the other Party and its consent to the substantive content of such release, announcement or other publicity. No Party shall unreasonably withhold such consent.

                 4. Agreements with Subsidiaries and Affiliates. SIE shall use its best efforts to cause its subsidiaries and affiliates engaged in the provision of telecommunications services to enter into construction with capital injection agreements and related agreements with the JVC.

                 5. Transfers of Shares. No Party shall sell, transfer, dispose or otherwise convey its interest in the JVC to any person or entity that is not a Party, except in accordance with the provisions of Article 23 of the Joint Venture Law. No transfer of an interest in the JVC shall be effective unless and until the transferee becomes a party to this Contract.

VI.  TERMINATION, DISSOLUTION AND LIQUIDATION

                 1. Termination. This Contract may be terminated at any time upon the occurrence of any one of the following:

                 (a) by mutual agreement of the Parties to dissolve the JVC before the expiration of its term; or

                 (b) by either SIE or GTS if the other shall (i) be determined to be bankrupt or insolvent by a court or other governmental authority of competent jurisdiction, or (ii) file a petition or otherwise take any action seeking the protection of any bankruptcy, reorganization or other insolvency laws; or

                 (c) by either SIE or GTS if the other defaults on any of its material obligations under this Contract and such default is not remedied within sixty (60) days after the defaulting Party receives notice of such default from the non-defaulting Party, or if such default is of a nature that it cannot be cured within such sixty (60) day period and the defaulting Party has not promptly commenced and continued to diligently pursue the remedy of such breach; or

                 (d) by either SIE or GTS if there occurs a change in control of the other, except if such change in control results from a registered public offering of its securities; or

                 (e) by either SIE or GTS if the other is not performing any of its material obligations under this Contract as the result of an event or circumstance constituting a

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          force majeure under Article VIII of this Contract and such force majeure continues for a period of at least one hundred and eighty
          (180) days; or

                (f) by GTS if (i) at any time the JVC has no agreements to provide construction with capital injection services or telecommunications engineering services to Chinese companies or other organizations, or (ii) all of the parties with which the JVC has such agreements lose their license to operate a telecommunications venture, or fail or otherwise are unable to renew their licenses to provide telecommunications services; or

                (g) for any other reason that may be provided under the relevant PRC laws and regulations.

                2. Termination, Liquidation. Upon termination of this Contract, all of the rights and obligations hereof shall terminate except any claim of any Party against any other Party for economic loss sustained by reason of a breach of this Contract, which shall survive such termination. In the event that either SIE or GTS gives notice pursuant to
Article I (1) or VI of this Contract of its desire to terminate this Contract, the other shall have the right to make an offer to purchase the interest of the Party giving notice and shall inform the Party giving notice whether or not it chooses to exercise such right within sixty (60) days. If such Party chooses not to exercise such right or if the other Party does not accept the terms of the offer to purchase, the Board of Directors shall immediately take steps to dissolve the JVC and liquidate its assets in accordance with relevant PRC laws and regulations. After payment of third party claims and the setting aside of such reserves as are required by applicable laws and regulations, the balance of the proceeds shall be distributed to the Parties, first to repay any loans owed by the JVC to the Parties, and then to the Parties according to the proportion of their contributions to the Registered Capital.

VII.             DISPUTE RESOLUTION

                         All disputes arising out of or in connection with
this Contract or the performance hereof shall first be settled amicably through consultation between the Chairman of the Board of SIE and the president of GTS. In case no settlement can be reached through such consultation within sixty
(60) days, then either party may submit the dispute to the China International Economic and Trade Arbitration Commission ("CIETAC"). Arbitration shall be conducted in the English language and in accordance with CIETAC's rules of arbitration. Only a single neutral arbitrator selected by that arbitration institute shall be required. The arbitrator shall have the authority to render an award consistent with the explicit terms of this Contract and to include in such award a decision binding upon the parties and enjoining them to take or refrain from taking specific actions with respect to the matter in dispute. The award of the arbitrator shall be final and the parties shall not contest

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or seek relief from such award in any court. Judgement upon the arbitration award may be rendered in any court of competent jurisdiction. Expenses of arbitration shall be borne by the losing party.

VIII. LIABILITY FOR NON-PERFORMANCE; FORCE MAJEURE

                 Each Party shall be liable for the failure of such Party to perform any of the terms of this Contract; provided, however, that such Party shall not be liable if such failure to perform is occasioned by war, fire, storm, strike, or any other force majeure events beyond the control of and without the fault of such Party, including any action by any governmental authority that has the effect of preventing such Party from performing its obligations under this Contract. Any suspension of performance by reason of this Article shall be limited to the period during which such cause of nonperformance exists.

IX. EFFECTIVE DATE

                 This Contract shall become effective on the date (the "Effective Date") all the necessary approvals and permits for the establishment of the JVC have been obtained from the relevant government agencies of the PRC. This Contract shall remain in force as long as the JVC continues to exist, unless earlier terminated as provided in Article VI hereof.

X. LANGUAGE

                 This Contract shall be executed in six original copies, three of which shall be in English and three of which shall be in Chinese. Each original copy, whether in English or in Chinese, shall be equally valid and binding.

XI. GOVERNING LAW

                 This Contract shall be governed by and construed in accordance with the laws of the PRC. In the absence of PRC laws and regulations, international customary laws and practice shall control.



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XII.     ENTIRE AGREEMENT; EXHIBITS; AMENDMENT

                 This Contract sets forth the entire understanding among the Parties relating to the subject matter contained herein and merges all prior discussions and agreements between them. Exhibits to this Contract are established herein as an integral part of the Contract. No amendment to this Contract shall be effective unless it is in writing and executed by all the Parties and approved by the relevant PRC authorities.

XIII.    MISCELLANEOUS

                 1. Severability. In the event that any provision of this Contract shall be held to be invalid, the validity of the remaining provisions shall not be affected. To the extent possible the Parties shall replace such provision with a legally permissible and valid provision with like effect.

                 2. Joint Venture Contract Governs. In the case of any discrepancies between this Contract and the Articles of Association of the JVC, the provisions of this Contract shall control the relationship among the Parties, and the Articles of Association of the JVC shall be modified in such a manner as to be consistent with this Contract.


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                 IN WITNESS WHEREOF, the respective authorized representatives of the parties have executed this Contract as of the day and year first written above.



                                        SHANGHAI INTELLIGENCE ENGINEERING, INC.

                                        By:  /s/ [ILLEGIBLE]
                                           ------------------------
                                           Name:
                                           Title:



                                        GTS TRANSPACIFIC VENTURES LIMITED

                                        By:  /s/ [ILLEGIBLE]
                                           ------------------------
                                           Name:
                                           Title:





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